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FOR IMMEDIATE RELEASE

Editorial Contact:
Kathy Kale
Verity, Inc.
408-542-2379
kkale@verity.com
http://www.verity.com


                   VERITY, INC. AMENDS STOCKHOLDER RIGHTS PLAN

SUNNYVALE, Calif. - July 28, 1999 - Verity, Inc. (Nasdaq: VRTY), a leading provider of knowledge retrieval solutions for the enterprise and Internet, today announced that its Board of Directors approved an amendment of its Stockholder Rights Plan. As amended, each Right entitles the registered holder to purchase from Verity one one-hundredth of a share of Series A Junior Participating Preferred Stock, $.001 par value, at a price of $300.00 per one one-hundredth of a share, subject to adjustment, up from $60.00 per share previously. The Rights Plan is designed to enable all Verity stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Verity.

The amendment of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal. The Rights will be exercisable only if any person or group acquires 15 percent or more of the Verity's Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person acquires 15 percent or more of Verity's Common Stock, all rightsholders, except the buyer, will be entitled to acquire shares of Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of the Verity's Common Stock without negotiations with the Board of Directors.

About Verity

Verity is a leading provider of enterprise knowledge retrieval solutions for corporate intranets, online publishers, e-commerce vendors and market-leading OEMs and ISVs. Verity's product suite enables organizations to turn corporate intranets into a powerful knowledge base by creating corporate portals, making business information accessible and reusable across the enterprise. Verity's leadership has been recognized by numerous organizations, including Delphi Consulting, which gave Verity the Market Recognition Award based on a survey of 600 corporate users.

Verity's comprehensive and integrated product family enables enterprise-wide document indexing, classification, search and retrieval, personalized information dissemination, and hybrid online and CD publishing - all from the same underlying Verity collection.

Verity's products are used by more than 1,000 corporations, government agencies, e-commerce sites, on-line service providers, Internet publishers and software developers worldwide. Verity alliances include Adobe Systems, AT&T, CNET, Cisco, Compaq, Dow Jones, Easy Software, Ernst & Young, Financial Times, IBM, MD Consult, NewsEdge Corporation, Informix, Lotus, NEC, SAP, Siemens, Sybase, Tandem and Time New Media.

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  For more information, contact Verity at info@verity.com or at World Wide Web site http://www.verity.com/ or by calling 408-541-1500.

     Verity and the Verity logo are registered trademarks or trademarks of Verity, Inc. All other trademarks are the property of their respective owners.